Exhibit 99.1

Motorola Mobility Stockholders Approve Merger with Google

LIBERTYVILLE, Ill. – Nov. 17, 2011 – Motorola Mobility Holdings, Inc. (NYSE: MMI) (“Motorola Mobility”) today announced that at the Company’s Special Meeting of Stockholders held today, stockholders voted overwhelmingly to approve the proposed merger with Google Inc. (NASDAQ: GOOG) (“Google”).

Approximately 99 percent of the shares voting at today’s Special Meeting of Stockholders voted in favor of the adoption of the merger agreement, which represented approximately 74 percent of Motorola Mobility’s total outstanding shares of common stock as of the October 11, 2011 record date for the Special Meeting.

Sanjay Jha, chairman and CEO of Motorola Mobility, said, “We are pleased and gratified by the strong support we have received from our stockholders, with more than 99 percent of the voting shares voting in support of the transaction. We look forward to working with Google to realize the significant value this combination will bring to our stockholders and all the new opportunities it will provide our dedicated employees, customers, and partners.”

As previously announced on August 15, 2011, Motorola Mobility and Google entered into a definitive agreement for Google to acquire Motorola Mobility for $40.00 per share in cash, or a total of approximately $12.5 billion. The Company previously disclosed that it expected the merger to close by the end of 2011 or early 2012.  While the Company continues to work to complete the transaction as expeditiously as possible, given the schedule of regulatory filings, it currently believes that the close is expected to occur in early 2012. It is important to note however, that the merger is subject to various closing conditions, and it is possible that the failure to timely meet such conditions or other factors outside of the Company’s control could delay or prevent the Company from completing the merger altogether.

Business Risks

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, for example, the expected closing date of the transaction. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction and the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory and other approvals at all or in a timely manner; and the other risks and uncertainties contained and identified in Motorola Mobility’s filings with the Securities and Exchange Commission (the “SEC”), any of which could cause actual results to differ materially from the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof Motorola Mobility does not undertake any obligation to update the forward-looking statements to reflect subsequent events or circumstances or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

About Motorola Mobility

Motorola Mobility, Inc. (NYSE:MMI) fuses innovative technology with human insights to create experiences that simplify, connect and enrich people's lives. Our portfolio includes converged mobile devices such as smartphones and tablets; wireless accessories; end-to-end video and data delivery; and management solutions, including set-tops and data-access devices. For more information, visit motorola.com/mobility.

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Media contact:

Jennifer Erickson

Motorola Mobility Holdings, Inc.

+1 847-772-1217
jennifer.erickson@motorola.com

Investor contact:

Dean Lindroth

Motorola Mobility Holdings, Inc.

+ 1 847-523-2858
dean.lindroth@motorola.com